Exhibit 99.1

Contact: Michael Powell

Vice President, Investor Relations

Telephone: (617) 375-7500

AMERICAN TOWER CORPORATION ANNOUNCES COMPLETION OF

REDEMPTION OF OUTSTANDING 7.50% SENIOR NOTES

Boston, Massachusetts – July 20, 2009 – American Tower Corporation (NYSE: AMT) announced today that it has completed its previously announced redemption of the remaining $20.8 million principal amount of its 7.50% senior notes due 2012. The Company redeemed the notes pursuant to their terms at 101.875% of the principal amount, plus accrued and unpaid interest up to, but excluding, July 20, 2009. The total aggregate redemption price was approximately $21.5 million, including approximately $0.3 million in accrued interest. The Company financed the redemption through available cash on hand. Upon completion of this redemption, none of the 7.50% notes remained outstanding.

American Tower is a leading independent owner, operator and developer of broadcast and wireless communications sites. American Tower owns and operates over 25,000 communications sites in the United States, Mexico, Brazil and India. For more information about American Tower, please visit www.americantower.com.

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